Exhibit 10.4(F)

[NOTICE OF OPTION EXERCISE DEADLINE FOR DIRECTORS]

[date]

[Director’s Full Name]

Re: Notice of Option Exercise Deadline

Dear [First Name]:

I write regarding the stock options that were granted to you by Yahoo! Inc. (the “Company”) under the Yahoo! Inc. Directors’ Stock Plan (the “Plan”) and are currently outstanding (your “Options”). As you know, the Company has entered into an agreement to transfer certain of its assets to Yahoo Holdings, Inc., a wholly-owned subsidiary of the Company (“Holdings”) and, following such transfer, to sell all of the shares of Holdings to Verizon Communications Inc. (together, the “Transaction”).

Following the closing of the Transaction (the “Closing”), applicable law will prohibit the Company from maintaining any outstanding stock option awards after a limited grace period.

In connection with the Closing, the Plan authorizes the Board to establish an option exercise deadline. Accordingly the Board has determined that, effective as of the Closing, your outstanding Options will remain exercisable for a period of ninety (90) days following the Closing (or, if earlier, until their respective scheduled expiration dates) and, to the extent not exercised by the last day of such exercise period, will terminate at the close of business on such day.

By Order of the Board of Directors,

YAHOO! INC.

[Name]

[Title]